Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR
FISCAL 2012

Wilmington, MA (October 17, 2012) -- UniFirst Corporation (NYSE: UNF) today announced results for its fiscal 2012 fourth quarter and full year ended August 25, 2012. Fourth quarter revenues were $312.4 million, up 7.4% from $290.9 million in the year ago period.  Net income for the quarter was $22.5 million ($1.13 per diluted share), up 25.1% compared to $18.0 million ($0.90 per diluted share) reported in the year ago period.

Full year revenues were $1.256 billion, up 10.8% from $1.134 billion in fiscal 2011.  Net income per diluted share for the full year was $4.76 compared to $3.85 in the same period a year ago. Full year results include the positive effect of a settlement related to environmental litigation which resulted in a $6.7 million pre-tax gain in the third quarter.  The gain was recorded as a reduction of selling and administrative expenses.  Net income per diluted share for the full year, adjusted to eliminate the gain, was $4.55, up 18.2% from the $3.85 in the same period a year ago.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “Despite the continued worldwide economic volatility, we are very pleased with the efforts of our thousands of employees which helped us achieve double digit percentage growth in both revenues and profits in fiscal 2012. This impressive feat was accomplished while continuing to provide industry leading products and services to our diverse customer base.”

Fourth quarter revenues in the Core Laundry Operations were $281.7 million, up 8.6% from those reported in the prior year’s fourth quarter.  Excluding the effects of acquisitions and a slightly weaker Canadian dollar, revenues grew 8.9%.  This segment’s income from operations increased 34.4% quarter to quarter.  The operating margin expanded to 12.3% from 9.9% a year earlier.  Increased profitability resulted from improved operating leverage that came with the strong revenue growth.  Expenses related to plant operations, depreciation and overall selling and administrative outlays were all lower as a percentage of revenue compared to the prior year.  Energy costs also were lower in the fourth quarter compared to a year ago due to lower average costs of fuel and natural gas. This segment’s quarterly results also benefited from a reduction in reserves for worker’s compensation and other insurance related liabilities of approximately $1.9 million due to changes in third-party actuarial estimates. These positive comparisons were partially offset by higher merchandise amortization expense.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $19.7 million for the fourth quarter of fiscal 2012, down from $23.4 in the fourth quarter of fiscal 2011.  This segment had a loss from operations for the quarter of $0.7 million compared to income from operations of $1.8 million in the same quarter a year ago.  The decrease in revenues and profits were primarily the result of the completion of two large power reactor rebuild projects and fewer power reactor outages during the quarter. First Aid segment revenues of $11.0 million in the quarter increased 35.5% compared to the fourth quarter of fiscal 2011. Income from operations in this segment also improved to $1.4 million from $0.4 million a year ago.

The effective income tax rate for the fourth quarter was 36.5% compared to 35.8% in the same quarter in fiscal 2011.

UniFirst continues to maintain a solid balance sheet and overall financial position.  Cash and cash equivalents at the end of the quarter totaled $120.1 million, up from $48.8 million at the end of fiscal 2011. Cash provided by operating activities for the full fiscal year was $161.7 million, up 87.6% compared to $86.2 million in fiscal 2011.  The improved cash flows were primarily the result of higher earnings as well as lower cash outflows related to working capital.  At the end of the year, long-term debt was $104.7 million or 10.5% of total capital.

Outlook
Mr. Croatti continued, “We move into fiscal 2013 with a high level of uncertainty regarding the trajectory of employment levels and the economy as a whole. We are currently projecting our fiscal 2013 revenues to be between $1.325 billion and $1.338 billion and diluted earnings per share to be between $4.65 and $4.85. Our guidance for fiscal 2013 includes one extra week of operations compared to fiscal 2012 due to the timing of our fiscal calendar.  Also embedded in this guidance is a projected decline in the revenues and operating income of our Specialty Garments segment of approximately 10% and 20%, respectively, compared to fiscal 2012.  Despite these projected declines, we are optimistic regarding the longer term outlook for this segment.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,000 Team Partners who serve more than 240,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 27, 2011 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended		Fifty-two weeks ended
	August 25,	August 27,	August 25,	August 27,
(In thousands, except per share data)	2012 (2)	2011 (2)	2012 (2)	2011

Revenues	$312,374	$290,874	$1,256,289	$1,134,126

Operating expenses:
Cost of revenues (1)	198,935	187,624	797,944	712,309
Selling and administrative expenses (1)	61,369	58,462	240,798	233,111
Depreciation and amortization	16,824	16,791	66,439	64,733
Total operating expenses	277,128	262,877	1,105,181	1,010,153

Income from operations	35,246	27,997	151,108	123,973

Other (income) expense:
Interest expense	493	747	2,132	6,738
Interest income	(702)	(700)	(2,738)	(2,552)
Exchange rate (gain) loss	(48)	(103)	980	(785)
	(257)	(56)	374	3,401

Income before income taxes	35,503	28,053	150,734	120,572
Provision for income taxes	12,971	10,039	55,745	44,086

Net income	$22,532	$18,014	$94,989	$76,486

Income per share – Basic
Common Stock	$1.19	$0.95	$5.02	$4.05
Class B Common Stock	$0.95	$0.76	$4.01	$3.24

Income per share – Diluted
Common Stock	$1.13	$0.90	$4.76	$3.85

Income allocated to – Basic
Common Stock	$17,717	$14,132	$74,643	$59,944
Class B Common Stock	$4,416	$3,549	$18,630	$15,104

Income allocated to – Diluted
Common Stock	$22,153	$17,698	$93,358	$75,118

Weighted average number of shares outstanding – Basic
Common Stock	14,912	14,822	14,882	14,791
Class B Common Stock	4,647	4,653	4,643	4,658

Weighted average number of shares outstanding – Diluted
Common Stock	19,664	19,559	19,616	19,532

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	August 25, 2012 (1)	August 27, 2011
Assets
Current assets:
Cash and cash equivalents	$120,123	$48,812
Receivables, net	135,327	128,377
Inventories	75,420	76,460
Rental merchandise in service	138,284	126,536
Prepaid and deferred income taxes	12,785	11,358
Prepaid expenses	5,741	3,647

Total current assets	487,680	395,190

Property, plant and equipment:
Land, buildings and leasehold improvements	355,568	346,738
Machinery and equipment	425,274	393,530
Motor vehicles	141,370	129,762

	922,212	870,030
Less - accumulated depreciation	510,008	474,963
	412,204	395,067

Goodwill	288,137	288,249
Customer contracts and other intangible assets, net	50,531	60,905
Other assets	1,982	2,109

	$1,240,534	$1,141,520

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt	$4,530	$20,133
Accounts payable	52,340	56,064
Accrued liabilities	80,475	76,630
Accrued income taxes	8,180	-

Total current liabilities	145,525	152,827

Long-term liabilities:
Long-term debt, net of current maturities	100,155	100,163
Accrued liabilities	43,420	39,698
Accrued and deferred income taxes	54,509	50,890

Total long-term liabilities	198,084	190,751

Shareholders' equity:
Common Stock	1,506	1,499
Class B Common Stock	488	488
Capital surplus	42,984	33,588
Retained earnings	844,676	752,530
Accumulated other comprehensive income	7,271	9,837

Total shareholders' equity	896,925	797,942

	$1,240,534	$1,141,520

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	August 25,	August 27,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$281,662	$259,346	$22,316	8.6%
Specialty Garments	19,726	23,420	(3,694)	-15.8
First Aid	10,986	8,108	2,878	35.5
Consolidated total	$312,374	$290,874	$21,500	7.4%

	Fifty-two weeks ended
	August 25,	August 27,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011	Change	Change

Core Laundry Operations	$1,112,323	$996,957	$115,366	11.6%
Specialty Garments	102,758	103,322	(564)	-0.5
First Aid	41,208	33,847	7,361	21.7
Consolidated total	$1,256,289	$1,134,126	$122,163	10.8%

Income from Operations

	Thirteen weeks ended
	August 25,	August 27,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$34,579	$25,728	$8,851	34.4%
Specialty Garments	(715)	1,850	(2,565)	-138.6
First Aid	1,382	419	963	229.6
Consolidated total	$35,246	$27,997	$7,249	25.9%

	Fifty-two weeks ended
	August 25,	August 27,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011	Change	Change

Core Laundry Operations	$133,285	$105,725	$27,560	26.1%
Specialty Garments	13,460	15,292	(1,832)	-12.0
First Aid	4,363	2,956	1,407	47.6
Consolidated total	$151,108	$123,973	$27,135	21.9%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Fifty-two weeks ended (In thousands)	August 25, 2012 (1)	August 27, 2011
Cash flows from operating activities:
Net income	$94,989	$76,486
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	55,877	54,188
Amortization of intangible assets	10,562	10,545
Amortization of deferred financing costs	238	261
Share-based compensation	6,714	6,732
Accretion on environmental contingencies	631	681
Accretion on asset retirement obligations	632	589
Deferred income taxes	(330)	13,318
Changes in assets and liabilities, net of acquisitions:
Receivables	(7,595)	(20,881)
Inventories	590	(28,413)
Rental merchandise in service	(12,017)	(36,369)
Prepaid expenses	(1,763)	(247)
Accounts payable	(3,688)	9,796
Accrued liabilities	5,518	2,654
Prepaid and accrued income taxes	11,360	(3,147)
Net cash provided by operating activities	161,718	86,193

Cash flows from investing activities:
Acquisition of businesses	-	(32,556)
Capital expenditures	(74,549)	(63,847)
Other	(508)	(397)
Net cash used in investing activities	(75,057)	(96,800)

Cash flows from financing activities:
Proceeds from long-term obligations	40,410	30,000
Payments on long-term obligations	(55,851)	(91,464)
Payments of deferred financing costs	-	(975)
Proceeds from exercise of Common Stock options	2,410	1,360
Payment of cash dividends	(2,840)	(2,830)
Net cash used in financing activities	(15,871)	(63,909)

Effect of exchange rate changes	521	2,070

Net increase (decrease) in cash and cash equivalents	71,311	(72,446)
Cash and cash equivalents at beginning of period	48,812	121,258

Cash and cash equivalents at end of period	$120,123	$48,812

(1) Unaudited